UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 16, 2007

VALENCE TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-20028 (Commission File Number)	77-0214673 (IRS Employer Identification No.)

12201 Technology Blvd., Suite 150

Austin, Texas 78727

(Address of Principal Executive Offices, Including Zip Code)

(512) 527-2900

(Registrant’s Telephone Number, Including Area Code)

_____________________________________________________________________________

(Former Name or Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)      On August 16, 2007, our Board of Directors unanimously voted to appoint Mr. John J. Locy to the Board of Directors. Mr. Locy fills the current vacancy on the Board of Directors. Mr. Locy does not have any understandings or relationships with third parties pursuant to which he was appointed to the Board of Directors. Mr. Locy will serve as a member of our Audit and Compensation Committees. The Board of Directors has determined that Mr. Locy meets the definition of an independent director and qualifies as a financially sophisticated audit committee member as determined in accordance with the Nasdaq Marketplace Rules and federal securities laws.

Upon his appointment to the Board of Directors, Mr. Locy was granted options, pursuant to our 2000 Stock Option Plan, to purchase 100,000 shares of our common stock with an exercise price of $1.13 per share, the closing price of our common stock on the National Small Cap Market on August 15, 2007, the date prior to the grant. These options will vest in equal quarterly installments over four years. Additionally, Mr. Locy, as a non-employee director, is eligible to receive $2,000 for each regularly scheduled quarterly meeting of the Board of Directors and reimbursement for his expenses incurred in connection with attendance at meetings of the Board of Directors.

Following Mr. Locy’s appointment, our Board of Directors consists of a majority of independent directors and our Audit and Compensation Committees are each comprised solely of independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENCE TECHNOLOGY, INC.

Date: August 16, 2007	/s/ Roger Williams
Name: Roger Williams
Title: Assistant Secretary